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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C., 20549



                                      FORM 8-K


                                   CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  August 24, 1995



                              CERIDIAN CORPORATION

               (Exact name of registrant as specified in its charter)



          Delaware                      1-1969              52-0278528
     (State of other jurisdiction of    (Commission    (I.R.S. Employer
     incorporation or organization)     File Number)   Identification No.)


          8100 34th Avenue South, Minneapolis, Minnesota         55425
          (Address of principal executive offices)             (Zip Code)
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     Registrant's telephone number, including area code:    (612-853-8100)




            (Former name or former address, if changed since last report)

















































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     Item 5.  Other Events

          On August 24, 1995, Ceridian Corporation ("eridian") announced that it had entered into an Agreement and Plan of Merger dated as of August 23, 1995 (the "Merger Agreement") with Comdata Holdings Corporation
     ("Comdata") pursuant to which Comdata will become a wholly-owned subsidiary of Ceridian as the result of the merger of a newly created subsidiary of Ceridian into Comdata (the "Merger"). The Merger Agreement provides that as a result of the Merger, each outstanding share of common stock of Comdata will be converted into the right to receive shares of Ceridian common stock at an exchange ratio (the "Exchange Ratio") of .57 shares of Ceridian common stock for each share of Comdata common stock, and each share of Comdata's Series B and C preferred stock (other than shares, if any, as to which disssenters' rights of appraisal are validly exercised and not withdrawn) will be converted into the right to receive the number of shares of Ceridian common stock equal to the product of the Exchange Ratio and the number of shares of Comdata common stock into which such shares of Comdata preferred stock are convertible into Comdata common stock. It is expected that approximately 21.6 million shares of Ceridian common stock will be issued to effect the Merger, having a value of approximately $900 million based on the closing price of Ceridian's common stock on August 23, 1995. The Merger is intended to be tax free to Comdata's shareholders and to be accounted for as a "pooling of interests."

          Comdata provides financial transaction and information services to the transportation and gaming industries. Comdata serves the transportation industry by assisting trucking companies and truck stops with data-intensive operations such as cash advances to drivers, driver settlement, money transfer, load matching, route planning, fuel purchase, fuel tax reporting and permit delivery. Comdata serves the gaming industry by providing cash advance services to patrons at gaming locations nationwide. Comdata is headquartered in Brentwood, Tennessee, and its common stock trades on the NASDAQ National Market System under the symbol "CMDT." For the year ended December 31, 1994 and the six months ended June 30, 1995, Comdata reported the following:

                                   Year ended               Six months ended
                                   December 31, 1994        June 30, 1995
                                             ($ in millions)

          Revenue
                                        $243.3              $131.5
          Earnings before interest
           and taxes                     62.0                 34.0
          Interest expense               30.6                 14.9
          Net earnings                   28.1                 12.8

     At June 30, 1995, Comdata reported total assets of $288.8 million, total liabilities of $364.6 million (including total debt of $226.5 million), and a total stockholders' deficit of $75.8 million.







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          The Merger is subject to the approval of the shareholders of Comdata and Ceridian, to certain other conditions, including no changes in reported ownership of Ceridian stock prior to or as result of the Merger that would affect the continuing full availability of Ceridian's net operating loss carryforwards, and to certain regulatory matters, including completion of the Hart-Scott-Rodino process. The Merger transaction is expected to be completed before the end of 1995.
     In connection with the Merger and during the fourth quarter 1995, Ceridian expects to refinance Comdata's outstanding indebtedness, consisting principally of 12.5% Senior Notes and 13.25% Senior Subordinated
     Debentures aggregating approximately $205 million. Charges that Ceridian expects to record in the fourth quarter 1995 to cover such refinancing and other Merger-related costs and expenses are expected to be approximately $65 million.


     Item 7.  Financial Statements and Exhibits.

     c.   Exhibits.  Attached hereto.

          99.1      Press Release, dated August 24, 1995.




































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                                      SIGNATURE


          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CERIDIAN CORPORATION


     Date:     August 24, 1995
                                        By: /s/Loren D. Groxx
                                             Loren D. Gross
                                             Vice President and
                                             Corporate Controller
                                             (Principal Accounting Officer)
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                                    EXHIBIT INDEX


     Exhibit        Description                                  Code

     99.1           Ceridian Corporation Press Release           E
                    Dated August 24, 1995



     Legend:   E         Electronic Filing
               IBR       Incorporated by Reference